Exhibit 99.2
FOR IMMEDIATE RELEASE

Contacts:	Shanye Hudson	David Oro
	Investor Relations	Media Relations
	shudson@micron.com	davidoro@micron.com
	(208) 492-1205	(707) 558-8585

Micron Updates Guidance for Fiscal Second Quarter

BOISE, Idaho, Feb. 5, 2018 - Micron Technology, Inc., (Nasdaq: MU) today announced updated guidance for its second quarter of fiscal 2018, ending March 1, 2018.

For the fiscal second quarter, on a non-GAAP basis, the company now expects:

•	Revenue in the range of $7.20 billion to $7.35 billion compared to prior guidance of $6.80 billion to $7.20 billion.

•	Earnings per share ranging between $2.70 and $2.75 per share compared to prior guidance of $2.51 to $2.65 per share, based on 1,241 million diluted shares.

"We continue to execute well against our strategic priorities as we undergo our chief financial officer transition," said Sanjay Mehrotra, president and CEO of Micron. "We look forward to sharing more details in our fiscal second quarter earnings conference call."

Micron will hold its fiscal second quarter earnings conference call at 2:30 p.m. MDT Thursday, March 22, 2018. A live webcast of the call will be available via the Investor Relations website at investors.micron.com. A webcast replay will be available for approximately one year after the call.

In a separate press release, Micron today announced a chief financial officer transition: investors.micron.com

Forward-Looking Statements
This press release contains projections or other forward-looking statements regarding future events, expectations of the company's fiscal second quarter financial performance, or the future financial performance of the company and the industry. These forward-looking statements are predictions subject to a number of risks and uncertainties, and the actual events or results may differ materially. Please refer to the documents the company files with the Securities and Exchange Commission, specifically the company's most recent Form 10-K and Form 10-Q. These documents contain and identify important factors that could cause the company's actual results to differ materially from those contained in projections or forward-looking statements. These certain factors can be found at www.micron.com/certainfactors. Although the company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. The company is under no duty to update any of the forward-looking statements after the date of this release to conform these statements to actual results.

About Micron
We are an industry leader in innovative memory and storage solutions. Through our global brands - Micron®, Crucial® and Ballistix® - our broad portfolio of high-performance memory and storage technologies, including DRAM, NAND, NOR Flash and 3D XPoint™ memory, is transforming how the world uses information to enrich life. Backed by nearly 40 years of technology leadership, our memory and storage solutions enable disruptive trends, including artificial intelligence, machine learning and autonomous vehicles, in key market segments like cloud, data center, networking and mobile. Our common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

©2018 Micron Technology, Inc. The Micron logo and Micron symbol are trademarks of Micron Technology, Inc.